Exhibit 99.1

Contacts: Media Alecia Pulman (646) 277-1220 apulman@icrinc.com
For Immediate Release

Investor Relations Tom Ryan (203) 682-8200 tryan@icrinc.com

Raphael Gross (203) 682-8200 rgross@icrinc.com

Ruth’s Hospitality Group, Inc. Revises First Quarter 2011 Financial Results to Include Benefit From Legal Matter

HEATHROW, Fla.—(BUSINESS WIRE)—May 6, 2011—Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today announced a revision to its unaudited financial results for the first quarter ended March 27, 2011. The Company updated its earnings release dated April 29, 2011 to include a pre-tax $0.5 million restructuring benefit which increased net income available to preferred and common shareholders to $6.2 million for the period, resulting in no change to the previously reported earnings of $0.14 per diluted share. The change was related to a May 3, 2011 court decision resolving a legal matter over two disputed leases.

About Ruth’s Hospitality Group, Inc.

Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. With more than 150 Company- and franchisee-owned locations worldwide, Ruth’s Hospitality Group, Inc. was founded in 1965 and is headquartered in Heathrow, Fla.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

RUTH’S HOSPITALITY GROUP, INC

Condensed Consolidated Statements of Income - Unaudited

(dollar amounts in thousands, except share and per share data)

	13 Weeks Ending
	March 28,	March 27,
	2010	2011
Revenues:
Restaurant sales	$91,166	$95,282
Franchise income	2,929	3,056
Other operating income	614	501

Total revenues	94,709	98,839

Costs and expenses:
Food and beverage costs	26,749	29,236
Restaurant operating expenses	46,780	47,048
Marketing and advertising	2,524	2,957
General and administrative costs	5,566	5,877
Depreciation and amortization expenses	3,887	3,711
Pre-opening costs	4	1
Restructuring benefit	(562)	(502)

Operating income	9,761	10,511

Other expense:
Interest expense, net	(1,330)	(831)
Other	(100)	(167)

Income from continuing operations before income tax	8,331	9,513

Income tax expense	1,407	2,819

Income from continuing operations	6,924	6,694

(Loss) income from discontinued operations, net of income tax (benefit) expense	(165)	237

Net income	$6,759	$6,931

Preferred stock dividends	308	623

Accretion of preferred stock redemption value	—	88

Net income available to preferred and common shareholders	$6,451	$6,220

Basic earnings per common share:
Continuing operations	$0.20	$0.14
Discontinued operations	—	0.01

Basic earnings per share	$0.20	$0.15

Diluted earnings per common share:
Continuing operations	$0.20	$0.14
Discontinued operations	—	—

Diluted earnings per share	$0.20	$0.14

Shares used in computing net income per common share:
Basic	28,156,360	34,000,032

Diluted	32,502,898	43,084,686

RUTH’S HOSPITALITY GROUP, INC

Selected Balance Sheet Data

(dollar amounts in thousands)

	December 26,	March 27,
	2010	2011
Cash and cash equivalents	5,018	2,590
Total assets	249,069	239,133
Long-term debt	51,000	45,000
Total shareholders’ equity	80,361	87,303